Exhibit 99.6
Item 8. Financial Statements and Supplementary Data.
The following financial statements and schedule are filed as a part of this Report:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Income

Consolidated Statements of Comprehensive Income

Consolidated Statements of Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Schedule III — Real Estate and Accumulated Depreciation

Notes to Schedule III
Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Corporate Property Associates 14 Incorporated:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 14 Incorporated and its subsidiaries (the “Company”) at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York

March 26, 2010, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 2, 4, 10, 11, 17, 18, and 20, as to which the date is November 9, 2010

Item 8. Financial Statements
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2009	2008
Assets
Investments in real estate:
Real estate, at cost	$1,255,966	$1,275,775
Accumulated depreciation	(215,967)	(188,739)

Net investment in properties	1,039,999	1,087,036
Net investment in direct financing leases	112,428	124,731
Assets held for sale	8,651	—
Equity investments in real estate	149,393	156,344

Net investments in real estate	1,310,471	1,368,111
Cash and cash equivalents	93,310	125,746
Intangible assets, net	63,804	72,877
Other assets, net	84,384	70,696

Total assets	$1,551,969	$1,637,430

Liabilities and Equity
Liabilities:
Non-recourse debt	$805,663	$810,794
Accounts payable, accrued expenses and other liabilities	19,975	19,149
Prepaid and deferred rental income and security deposits	28,108	25,650
Due to affiliates	16,380	21,322
Distributions payable	17,143	17,315

Total liabilities	887,269	894,230

Commitments and contingencies (Note 13)
Equity:
CPA®:14 shareholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 95,058,267 and 93,654,012 shares issued, respectively	95	94
Additional paid-in capital	934,117	916,069
Distributions in excess of accumulated earnings	(190,437)	(127,093)
Accumulated other comprehensive income	8,838	4,427

	752,613	793,497
Less, treasury stock at cost, 8,955,254 and 5,804,003 shares, respectively	(105,419)	(66,845)

Total CPA®:14 shareholders’ equity	647,194	726,652
Noncontrolling interests	17,506	16,548

Total equity	664,700	743,200

Total liabilities and equity	$1,551,969	$1,637,430

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Years ended December 31,
	2009	2008	2007
Revenues
Rental income	$139,757	$134,412	$129,852
Interest income from direct financing leases	14,356	15,359	16,472
Other operating income	8,424	5,523	5,436

	162,537	155,294	151,760

Operating Expenses
Depreciation and amortization	(34,729)	(30,464)	(31,094)
Property expenses	(32,014)	(32,817)	(30,494)
General and administrative	(6,684)	(8,281)	(7,954)
Impairment charges	(10,093)	(1,139)	(345)

	(83,520)	(72,701)	(69,887)

Other Income and Expenses
Income from equity investments in real estate	13,845	637	17,089
Other interest income	1,558	4,107	3,873
Other income and (expenses)	1,446	3,847	10,979
Advisor settlement (Note 14)	—	10,868	—
Interest expense	(57,952)	(58,518)	(59,565)

	(41,103)	(39,059)	(27,624)

Income from continuing operations before income taxes	37,914	43,534	54,249
Provision for income taxes	(3,279)	(2,207)	(1,948)

Income from continuing operations	34,635	41,327	52,301

Discontinued Operations
(Loss) income from operations of discontinued properties	(5,993)	5,350	5,873
Gain on sale of real estate	8,611	524	7,780
Impairment charges	(30,252)	—	—

(Loss) income from discontinued operations	(27,634)	5,874	13,653

Net Income	7,001	47,201	65,954
Less: Net income attributable to noncontrolling interests	(1,685)	(2,037)	(1,564)

Net Income Attributable to CPA®:14 Shareholders	$5,316	$45,164	$64,390

Earnings Per Share
Income from continuing operations attributable to CPA®:14 shareholders	$0.38	$0.45	$0.58
(Loss) income from discontinued operations attributable to CPA®:14 shareholders	(0.32)	0.06	0.15

Net income attributable to CPA®:14 shareholders	$0.06	$0.51	$0.73

Weighted Average Shares Outstanding	87,078,468	88,174,907	87,860,052

Amounts Attributable to CPA®:14 Shareholders
Income from continuing operations, net of tax	$33,184	$39,327	$50,771
(Loss) income from discontinued operations, net of tax	(27,868)	5,837	13,619

Net income	$5,316	$45,164	$64,390

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years ended December 31,
	2009	2008	2007
Net Income	$7,001	$47,201	$65,954
Other Comprehensive Income:
Foreign currency translation adjustment	823	(9,006)	5,888
Change in unrealized gain (loss) on marketable securities	1,199	(2,385)	385
Change in unrealized gain (loss) on derivative instruments	2,426	(2,256)	—

	4,448	(13,647)	6,273

Comprehensive income	11,449	33,554	72,227

Amounts Attributable to Noncontrolling Interests:
Net income	(1,685)	(2,037)	(1,564)
Change in unrealized gain on marketable securities	(37)	—	—

Comprehensive income attributable to noncontrolling interests	(1,722)	(2,037)	(1,564)

Comprehensive Income Attributable to CPA®:14 Shareholders	$9,727	$31,517	$70,663

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
For the years ended December 31, 2009, 2008 and 2007
(in thousands, except share and per share amounts)

	CPA:14 Shareholders
				Distributions
			Additional	in Excess of	Accumulated Other		Total
		Common	Paid-In	Accumulated	Comprehensive	Treasury	CPA®:14	Noncontrolling
	Shares	Stock	Capital	Earnings	Income	Stock	Shareholders	Interests	Total
Balance at January 1, 2007	87,652,705	$90	$874,370	$(99,485)	$11,801	$(29,216)	$757,560	$19,465	$777,025
Shares issued $.001 par, at $13.20 per share, net of offering costs	745,265	1	9,156				9,157		9,157
Shares, $.001 par, issued to the advisor at $13.20 per share	852,132	1	11,247				11,248		11,248
Distributions declared ($0.7766 per share)				(68,112)			(68,112)		(68,112)
Distributions to noncontrolling interests							—	(2,996)	(2,996)
Net income				64,390			64,390	1,564	65,954
Other comprehensive income:
Foreign currency translation adjustment					5,888		5,888		5,888
Change in unrealized gain on marketable securities					385		385		385
Repurchase of shares	(1,432,031)					(17,556)	(17,556)		(17,556)

Balance at December 31, 2007	87,818,071	92	894,773	(103,207)	18,074	(46,772)	762,960	18,033	780,993

Shares issued $.001 par, at $14.00 — $14.50 per share, net of offering costs	691,750	1	9,147				9,148		9,148
Shares, $.001 par, issued to the advisor at $14.00 — $14.50 per share	850,258	1	12,149				12,150		12,150
Distributions declared ($0.7848 per share)				(69,050)			(69,050)		(69,050)
Distributions to noncontrolling interests							—	(3,522)	(3,522)
Net income				45,164			45,164	2,037	47,201
Other comprehensive loss:
Foreign currency translation adjustment					(9,006)		(9,006)		(9,006)
Change in unrealized loss on marketable securities					(2,385)		(2,385)		(2,385)
Change in unrealized loss on derivative instrument					(2,256)		(2,256)		(2,256)
Repurchase of shares	(1,510,070)					(20,073)	(20,073)		(20,073)

Balance at December 31, 2008	87,850,009	94	916,069	(127,093)	4,427	(66,845)	726,652	16,548	743,200

Shares issued $.001 par, at $13.00 and $14.00 per share, net of offering costs	667,773	—	8,844				8,844		8,844
Shares, $.001 par, issued to the advisor at $13.00 per share	736,482	1	9,204				9,205		9,205
Distributions declared ($0.7934 per share)				(68,660)			(68,660)		(68,660)
Distributions to noncontrolling interests							—	(2,543)	(2,543)
Consolidation of a venture							—	1,779	1,779
Net income				5,316			5,316	1,685	7,001
Other comprehensive income:
Foreign currency translation adjustment					823		823		823
Change in unrealized gain on marketable securities					1,162		1,162	37	1,199
Change in unrealized gain on derivative instrument					2,426		2,426		2,426
Repurchase of shares	(3,151,251)					(38,574)	(38,574)		(38,574)

Balance at December 31, 2009	86,103,013	$95	$934,117	$(190,437)	$8,838	$(105,419)	$647,194	$17,506	$664,700

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2009	2008	2007
Cash Flows — Operating Activities
Net income	$7,001	$47,201	$65,954
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	39,803	37,792	40,139
Straight-line rent and financing lease adjustments	1,766	(1,225)	(2,289)
Income from equity investments in real estate in excess of distributions received	1,476	12,447	598
Issuance of shares to affiliate in satisfaction of fees due	9,204	12,150	11,346
Realized gain on foreign currency transactions, derivative instruments and other, net	(227)	(3,435)	(2,018)
Realized gain on sale of real estate	(8,611)	(1,062)	(17,289)
Realized gain on sale of securities	—	(708)	(1,648)
Unrealized (gain) loss on foreign currency transactions, derivative instruments and other, net	(1,219)	356	(23)
Reversal of unrealized gain on derivative instruments	—	708	2,207
Impairment charges	40,345	1,139	345
Change in other operating assets and liabilities, net	(1,638)	5,334	(7,593)

Net cash provided by operating activities	87,900	110,697	89,729

Cash Flows — Investing Activities
Equity distributions received in excess of equity income in real estate	12,313	7,921	57,150
Acquisitions of real estate and other capitalized costs	(2,914)	—	(14,017)
Contributions to equity investments in real estate	(5,344)	(11,928)	(18,647)
Purchase of a FDIC guaranteed unsecured note	(5,000)	—	—
Proceeds from sale of real estate and securities	26,247	15,765	52,380
Exercise of common warrants	—	—	(999)
Increase in cash due to consolidation of a venture	309	—	—
Funds released from restricted account	—	—	617
Payment of deferred acquisition fees to an affiliate	(3,638)	(3,846)	(4,369)

Net cash provided by investing activities	21,973	7,912	72,115

Cash Flows — Financing Activities
Distributions paid	(68,832)	(68,851)	(68,323)
Distributions paid to noncontrolling interests	(2,543)	(3,522)	(2,996)
Proceeds from mortgages and credit facility	27,750	9,740	171,657
Prepayment of mortgage principal and credit facility	(22,219)	(20,510)	(134,074)
Scheduled payments of mortgage principal	(44,873)	(17,383)	(16,552)
Deferred financing costs and mortgage deposits	(962)	(576)	(768)
Proceeds from stock issuance, net of costs	8,844	9,148	9,059
Purchase of treasury stock	(38,574)	(20,073)	(17,556)

Net cash used in financing activities	(141,409)	(112,027)	(59,553)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	(900)	(3,339)	1,221

Net (decrease) increase in cash and cash equivalents	(32,436)	3,243	103,512
Cash and cash equivalents, beginning of year	125,746	122,503	18,991

Cash and cash equivalents, end of year	$93,310	$125,746	$122,503

(Continued)

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
Supplemental cash flow information

	Years ended December 31,
	2009	2008	2007
Interest paid	$58,411	$61,316	$60,805

Income taxes paid	$4,412	$631	$931

No interest was capitalized in 2009, 2008 and 2007.
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Business and Organization
Corporate Property Associates 14 Incorporated is a publicly owned, non-actively traded REIT that invests primarily in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent increases, tenant defaults and sales of properties. At December 31, 2009, our portfolio was comprised of our full or partial ownership interests in 314 properties, substantially all of which were triple-net leased to 88 tenants, and totaled approximately 29 million square feet (on a pro rata basis) with an occupancy rate of approximately 95%. We were formed in June 1997 and are managed by the advisor.
Note 2. Summary of Significant Accounting Policies
Basis of Consolidation
The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.
When we obtain an economic interest in an entity, we evaluate the entity to determine if the entity is deemed a variable interest entity, or VIE, and if we are deemed to be the primary beneficiary under current authoritative accounting guidance. We consolidate (i) entities that are VIEs and of which we are deemed to be the primary beneficiary and (ii) entities that are non-VIEs that we control. Entities that we account for under the equity method (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus fundings) include (i) entities that are VIEs and of which we are not deemed to be the primary beneficiary and (ii) entities that are non-VIEs that we do not control but over which we have the ability to exercise significant influence. We will reconsider our determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.
In determining whether we control a non-VIE, we consider that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner must account for its investment in the limited partnership using the equity method of accounting. We hold ownership interests in certain limited liability companies and limited partnerships that exceed 50% and through which we exercise significant influence. Because our venture partners, which are affiliates, are the managing members or general partners in the limited liability companies or limited partnerships and no unaffiliated parties have substantive kick-out or participation rights, the venture partners are required to consolidate the investments and, therefore, we account for these investments under the equity method of accounting.
We have investments in tenant-in-common interests in various domestic and international properties. Consolidation of these investments is not required as they do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenant-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment.
We have several interests in consolidated ventures that have noncontrolling interests with finite lives. As these are not considered to be mandatorily redeemable noncontrolling interests, we have reflected them as Noncontrolling interests in equity in the consolidated financial statements. The carrying value of these noncontrolling interests at December 31, 2009 and 2008 was $11.4 million and $11.9 million, respectively. The fair value of these noncontrolling interests at December 31, 2009 and 2008 was $24.8 million and $22.5 million, respectively.

Notes to Consolidated Financial Statements
Out-of-Period Adjustments
During the first quarter of 2007, we identified errors in the consolidated financial statements for the years ended December 31, 2003 — 2006. These errors related to accounting for foreign income taxes (aggregating $0.4 million over the period from 2003-2006) and valuation of stock warrants (aggregating $1.0 million in the fourth quarter of 2006) that are accounted for as derivative instruments because of net cash settlement features. In addition, during the third quarter of 2007, we determined that a longer schedule of depreciation and amortization of assets in certain of our equity method investment holdings should appropriately be applied to reflect the lives of the underlying assets rather than the expected holding period of these investments. This effectively understated our income from equity investments in real estate by $1.4 million for the year ended December 31, 2007.
We concluded that these adjustments were not material to any prior periods’ consolidated financial statements. We also concluded that the cumulative adjustments were not material to the year ended December 31, 2007. As such, the cumulative effects were recorded in the consolidated statements of income as out-of-period adjustments in the periods the issues were identified. The effect of these adjustments was to decrease income from continuing operations before income taxes by $0.8 million, increase the provision for income taxes by $0.4 million and decrease net income by $1.2 million for the year ended December 31, 2007.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.
Reclassifications and Revisions
Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the adoption of accounting guidance for noncontrolling interests during the year ended December 31, 2009, as well as the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented.
Purchase Price Allocation
When we acquire properties accounted for as operating leases, including those properties acquired in the Merger, we allocate the purchase costs to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above-market and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Prepaid and deferred rental income and security deposits in the consolidated financial statements.
We record above-market and below-market lease values for owned properties based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated market lease term. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
We allocate the total amount of other intangibles to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. The characteristics we consider in allocating these values include estimated market rent, the nature and extent of the existing relationship with the tenant, the expectation of lease renewals, estimated carrying costs of the property if vacant and estimated costs to execute a new lease, among other factors. We determine these values using third party appraisals or our estimates. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.
If a lease is terminated, we charge the unamortized portion of each intangible, including above-market and below-market lease values, in-place lease values and tenant relationship values, to expense.

Notes to Consolidated Financial Statements
Cash and Cash Equivalents
We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. At December 31, 2009 and 2008, our cash and cash equivalents were held in the custody of several financial institutions, and these balances, at times, exceeded federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.
Marketable Securities
Marketable securities, which consist of an interest in collateralized mortgage obligations (Note 8) and common stock in publicly-traded companies, are classified as available for sale securities and reported at fair value, with any unrealized gains and losses on these securities reported as a component of Other comprehensive income (“OCI”) until realized.
Other Assets and Other Liabilities
We include escrow balances and tenant security deposits held by lenders, restricted cash balances, common stock warrants, prepaid expenses, marketable securities, deferred charges, deferred rental income and notes receivable in Other assets. We include derivative instruments and miscellaneous amounts held on behalf of tenants in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis.
Deferred Acquisition Fees Payable to Affiliate
Fees payable to the advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates. A portion of these fees is payable in equal annual installments each January of the seven calendar years following the date a property was purchased. Payment of such fees is subject to the performance criterion (Note 3).
Treasury Stock
Treasury stock is recorded at cost.
Real Estate Leased to Others
We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties. For the years ended December 31, 2009, 2008 and 2007, although we are legally obligated for the payment, pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of $17.6 million, $19.0 million and $18.6 million, respectively.
We diversify our real estate investments among various corporate tenants engaged in different industries, by property type and by geographic area (Note 10). Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached.
We account for leases as operating or direct financing leases as described below:
Operating leases — We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the term of the related leases and charge expenses (including depreciation) to operations as incurred (Note 4).
Direct financing method — We record leases accounted for under the direct financing method at their net investment (Note 5). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (19 lessees represented 65% of lease revenues during 2009), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.

Notes to Consolidated Financial Statements
Depreciation
We compute depreciation of building and related improvements using the straight-line method over the estimated useful lives of the properties or improvements, which range from 3 to 40 years. We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.
Impairments
We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. Impairment charges do not necessarily reflect the true economic loss caused by the default of the tenant, which may be greater or less than the impairment amount. In addition, we use non-recourse debt to finance our acquisitions, and to the extent that the value of an asset is written down to below the value of its debt, there is an unrealized gain that will be triggered when we turn the asset back to the lender in satisfaction of the debt. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities. Our policies for evaluating whether these assets are impaired are presented below.
Real Estate
For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value, as determined using market information. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value.
Direct Financing Leases
We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue. While we evaluate direct financing leases if there are any indicators that the residual value may be impaired, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met.
Assets Held for Sale
We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the property for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.
Equity Investments in Real Estate
We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage.

Notes to Consolidated Financial Statements
Marketable Securities
We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is significant and/or has lasted for an extended period of time. We review the underlying cause of the decline in value and the estimated recovery period, as well as the severity and duration of the decline, to determine if the decline is other-than-temporary. In our evaluation, we consider our ability and intent to hold these investments for a reasonable period of time sufficient for us to recover our cost basis. We also evaluate the near-term prospects for each of these investments in relation to the severity and duration of the decline. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security.
Assets Held for Sale
We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded at the lower of carrying value or estimated fair value, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale are included in discontinued operations (Note 17).
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.
We recognize gains and losses on the sale of properties when, among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.
Foreign Currency Translation
We have interests in real estate investments in the European Union for which the functional currencies are the Euro and British pound sterling. The translation from these local currencies to the U.S. dollar is performed for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from this translation are reported as a component of OCI in equity. At December 31, 2009 and 2008, the cumulative foreign currency translation adjustment gain was $8.7 million and $7.9 million, respectively.
Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is an unrealized foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements, are not included in determining net income but are accounted for in the same manner as foreign currency translation adjustments and reported as a component of OCI in equity. Investments in international equity investments in real estate are funded in part through subordinated intercompany debt.
Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany subordinated debt with scheduled principal repayments, are included in the determination of net income. We recognized unrealized losses from such transactions of less than $0.1 million for both years ended December 31, 2009 and 2008 and $0.3 million for the year ended December 31, 2007. For the years ended December 31, 2009, 2008 and 2007, we recognized realized gains of $0.1 million, $3.4 million and $2.0 million, respectively, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company.

Notes to Consolidated Financial Statements
Derivative Instruments
We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. If a derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in OCI until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.
Income Taxes
We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our shareholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to shareholders. Accordingly, no provision for federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT.
We conduct business in various states and municipalities within the U.S. and the European Union and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state and local taxes and a provision for such taxes is included in the consolidated financial statements. The tax provision for the three months ended March 31, 2007 included $0.4 million in expenses related to the years ended December 31, 2003 — 2006 that had not previously been accrued (see Out-of-Period Adjustments above).
Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.
Earnings Per Share
We have a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements.
Subsequent Events
In May 2009, the FASB issued authoritative guidance for subsequent events, which we adopted as required in the second quarter of 2009. The guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.
Future Accounting Requirements
In June 2009, the FASB issued amended guidance related to the consolidation of VIEs. These amendments require an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amendments change the consideration of kick-out rights in determining if an entity is a VIE, which may cause certain additional entities to now be considered VIEs. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for us beginning January 1, 2010. We are currently assessing the potential impact that the adoption of the new guidance will have on our financial position and results of operations.
Note 3. Agreements and Transactions with Related Parties
We have an advisory agreement with the advisor whereby the advisor performs certain services for us for a fee. Under the terms of this agreement, which was amended and renewed effective October 1, 2009, the advisor manages our day-to-day operations, for which we pay the advisor asset management and performance fees, and structures and negotiates the purchase and sale of investments and debt placement transactions for us, for which we pay the advisor structuring and subordinated disposition fees. In addition, we reimburse the advisor for certain administrative duties performed on our behalf. We also have certain agreements with joint ventures. These transactions are described below.

Notes to Consolidated Financial Statements
Asset Management and Performance Fees
Under the advisory agreement, we pay the advisor asset management and performance fees, each of which are 1/2 of 1% per annum of average invested assets and are computed as provided for in the advisory agreement. The performance fees are subordinated to the performance criterion, a cumulative rate of cash flow from operations of 7% per annum. The asset management and performance fees are payable in cash or restricted shares of our common stock at the advisor’s option. If the advisor elects to receive all or a portion of its fees in restricted shares, the number of restricted shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share as approved by our board of directors. For 2009, 2008 and 2007, the advisor elected to receive its asset management fees in cash. For 2009, the advisor elected to receive 80% of its performance fees from us in restricted shares of our common stock, with the remaining 20% payable in cash. For 2008 and 2007, the advisor elected to receive its performance fees in restricted shares of our common stock. We incurred base asset management fees of $11.0 million, $12.1 million and $12.0 million in 2009, 2008 and 2007, respectively, with performance fees in like amounts, both of which are included in Property expenses in the consolidated financial statements. At December 31, 2009, the advisor owned 7,330,233 shares (8.5%) of our common stock.
Transaction Fees
Under the advisory agreement, we also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate costs of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the seven calendar years following the date a property was purchased, subject to satisfying the 7% performance criterion. Interest on unpaid installments is 6% per year. In connection with the Merger, we assumed deferred fees incurred by CPA®:12 totaling $2.7 million that bear interest at an annual rate of 7% and have scheduled installment payments through 2018. During 2009, we incurred both current and deferred acquisition fees of $0.1 million. During 2007, we incurred current and deferred acquisition fees of $3.8 million and $3.0 million, respectively. We did not incur any such fees during 2008. Unpaid deferred installments totaled $6.9 million and $10.5 million at December 31, 2009 and 2008, respectively, and were included in Due to affiliates in the consolidated financial statements. We paid annual deferred acquisition fee installments of $3.6 million, $3.8 million and $4.4 million in deferred fees in cash to the advisor in January 2009, 2008 and 2007, respectively. We also pay the advisor mortgage refinancing fees, which totaled $0.4 million and $0.9 million for 2009 and 2008, respectively. No such mortgage refinancing fees were paid during 2007.
We also pay fees to the advisor for services provided to us in connection with the disposition of investments, excluding investments acquired in the Merger. These fees, which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event. Subordinated disposition fees totaled $5.7 million and $5.1 million at December 31, 2009 and 2008, respectively.
Other Expenses
We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf, including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, shareholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. We incurred personnel reimbursements of $2.5 million, $2.6 million, $3.5 million in 2009, 2008 and 2007, respectively, which are included in General and administrative expenses in the consolidated financial statements.
The advisor is obligated to reimburse us for the amount by which our operating expenses exceed the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Notes to Consolidated Financial Statements
Joint Ventures and Other Transactions with Affiliates
Together with certain affiliates, we participate in an entity that leases office space used for the administration of real estate entities. Under the terms of an agreement among the participants in this entity, rental, occupancy and leasehold improvement costs are allocated among the participants based on gross revenues and are adjusted quarterly. Our share of expenses incurred was $0.7 million in each of 2009, 2008 and 2007. Based on gross revenues through December 31, 2009, our current share of future minimum lease payments under this agreement would be $0.6 million annually through 2016.
We own interests in entities ranging from 12% to 90%, as well as jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates. We consolidate certain of these investments (Note 2) and account for the remainder under the equity method of accounting (Note 6).
Note 4. Net Investments in Properties
Net Investments in Properties
Net investments in properties, which consists of land and buildings leased to others, at cost, and accounted for as operating leases, is summarized as follows (in thousands):

	December 31,
	2009	2008
Land	$228,279	$231,325
Buildings	1,027,687	1,044,450
Less: Accumulated depreciation	(215,967)	(188,739)

	$1,039,999	$1,087,036

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based adjustments, under non-cancelable operating leases are as follows (in thousands):

Years ending December 31,
2010	$140,392
2011	137,682
2012	136,012
2013	136,039
2014	134,658
Thereafter through 2031	590,072
Percentage rent revenue for operating leases was less than $0.1 million in 2009 and 2008. There was no percentage rent revenue for operating leases in 2007.
Acquisition Costs
We adopted the FASB’s revised guidance for business combinations on January 1, 2009. The revised guidance establishes principles and requirements for how the acquirer in a business combination must recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the entity acquired, and goodwill acquired in a business combination. Additionally, the revised guidance requires that an acquiring entity must immediately expense all acquisition costs and fees associated with a business combination, while such costs are capitalized for transactions deemed to be acquisitions of an asset. To the extent we make investments that are deemed to be business combinations, our results of operations will be negatively impacted by the immediate expensing of acquisition costs and fees incurred in accordance with the revised guidance, whereas in the past such costs and fees would have been capitalized and allocated to the cost basis of the acquisition. Post acquisition, there will be a subsequent positive impact on our results of operations through a reduction in depreciation expense over the estimated life of the properties. For those investments that are not deemed to be a business combination, the revised guidance is not expected to have a material impact on our consolidated financial statements. Historically, we have not acquired investments that would be deemed a business combination under the revised guidance. During 2009, we completed a domestic investment for $2.5 million that was deemed to be a real estate asset acquisition and, as such, capitalized acquisition fees of $0.1 million in connection with this investment. We did not make any investments that were deemed to be business combinations during 2009.

Notes to Consolidated Financial Statements
Tenant Matters
We have six tenants that operated under bankruptcy protection during some or all of 2009. During 2009, uncollected rent expense increased by $8.6 million as compared to 2008, including an increase of $8.2 million recorded in discontinued operations, substantially all of which is related to these tenants. During 2009, four of these tenants disaffirmed their leases with us in bankruptcy court and the properties are vacant at December 31, 2009. These tenants previously accounted for $13.1 million, or 8.5%, of aggregate annualized lease revenues. As a result of these corporate defaults, during the third and fourth quarters of 2009, we suspended debt service on three non-recourse mortgage loans related to these properties, which had an aggregate outstanding balance of $54.1 million at December 31, 2009. During the first quarter of 2010, we returned to the lender one of these properties that had collateralized a non-recourse mortgage loan with an outstanding balance of $27.6 million at December 31, 2009 and during the second quarter of 2010, the court appointed a receiver on another property as a result of a default by us on a non-recourse mortgage debt with an outstanding balance of $19.4 million at December 31, 2009. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the net results of operations of each of these two properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2009, 2008 and 2007 (Note 20).
Note 5. Net Investment in Direct Financing Leases
Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2009	2008
Minimum lease payments receivable	$154,586	$199,384
Unguaranteed residual value	107,588	120,009

	262,174	319,393
Less: unearned income	(149,746)	(194,662)

	$112,428	$124,731

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based adjustments, under non-cancelable direct financing leases are as follows (in thousands):

Years ending December 31,
2010	$14,157
2011	14,256
2012	14,256
2013	14,256
2014	14,256
Thereafter through 2023	83,405
There was no percentage rent revenue for direct financing leases in 2009 and 2008. Percentage rent revenue for direct financing leases was $0.1 million in 2007.
Note 6. Equity Investments in Real Estate
We own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in (i) partnerships and limited liability companies in which our ownership interests are 67% or less but over which we exercise significant influence, and (ii) as tenants-in-common subject to common control (Note 2). All of the underlying investments are generally owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions plus fundings).
During 2009, we incurred impairment charges totaling $40.3 million on several of our consolidated investments. Primarily as a result of these impairment charges, our 2009 results reflect a loss from continuing operations before income taxes attributable to CPA®:14 shareholders. Because of the loss reflected in our 2009 results, we have provided disaggregated summarized financial information for our unconsolidated ventures in the tables below.

Notes to Consolidated Financial Statements
The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values. The carrying value of these ventures is affected by the timing and nature of distributions (dollars in thousands):

		Ownership
		Interest at	Carrying Value at December 31,
Lessee	Subsidiary Name(s)	December 31, 2009	2009	2008
Advanced Micro Devices, Inc.	Delaware Chip LLC	67%	$33,571	$29,579
True Value Company	Bolt (DE) LP, Hammer (DE) LP and Wrench (DE LP	50%	31,433	31,916
Hellweg Die Profi-Baumarkte GmbH & Co. KG (a)	HLWG Two (Ger) LLC and HLWG Two Lender SARL	32%	15,369	19,399
U-Haul Moving Partners, Inc. and Mercury Partners, LP	UH Storage (DE) LP	12%	12,639	12,992
The Upper Deck Company	Cards LLC	50%	11,491	11,673
Best Buy Co., Inc. (b)	BB (Multi) LP	37%	11,183	12,469
Life Time Fitness, Inc. and Town Sports International Holdings, Inc.	LT Landlord (MN-FL) LLC and Bos Club LL (MA) LLC	56%	10,343	10,898
Compucom Systems, Inc. (b)	Comp Delaware LP	67%	8,638	10,958
Del Monte Corporation (b)	Delmo 11/12 (DE) LLC	50%	7,233	8,135
ShopRite Supermarkets, Inc.	BVNY (DE) LLC	45%	6,719	6,696
Checkfree Holdings, Inc.	Carey Norcross LLC	50%	1,506	1,653
Amylin Pharmaceuticals, Inc.	Gena LLC	50%	—	493
Dick’s Sporting Goods, Inc.	CP GAL Plainfield LLC	45%	(732)	(517)

			$149,393	$156,344

(a)	Carrying value of investment is affected by the impact of fluctuations in the exchange rate of the Euro.

(b)	Decrease was primarily due to amortization of differences between the fair value of the investment at the date of acquisition of the venture and the carrying value of its net assets at that date.
Advanced Micro Devices
In connection with a mortgage refinancing in 2008, we contributed $11.9 million to Delaware Chip LLC to refinance its then-existing $59.8 million non-recourse mortgage loan for new non-recourse financing of $43.0 million. In July 2009, Delaware Chip LLC restructured its existing debt and made an $8.0 million partial paydown of the loan, reducing the balance to $33.5 million at December 31, 2009.
Hellweg Die Profi-Baumarkte GmbH & Co. KG
In April 2007, we acquired an interest in a venture (HLWG Two (Ger) LLC) that in turn acquired a 24.7% ownership interest in a limited partnership owning 37 properties throughout Germany. We also acquired an interest in a second venture (HLWG Two Lender SARL), which made a loan (the “note receivable”) to the holder of the remaining 75.3% interests in the limited partnership (the “partner”). Our total effective ownership interest in HLWG Two (Ger) LLC and HLWG Two Lender SARL is 32%. The total cost of the interests in these ventures, which are owned with affiliates, was $446,387. In connection with these transactions, the ventures obtained combined non-recourse financing of $378,596, having a fixed annual interest rate of 5.5% and a term of 10 years. All amounts are based upon the exchange rate of the Euro at the date of acquisition.
Under the terms of the note receivable, the lending venture will receive interest that approximates 75% of all income earned by the limited partnership, less adjustments. HLWG Two (Ger) LLC accounts for the partner’s interest in the limited partnership as a redeemable noncontrolling interest because the transaction contains put options that, if exercised, would obligate the partners to settle in cash, as described below. The partner’s interests are reflected at estimated redemption value in the disaggregated financial statements set forth below for all periods presented.
In connection with the acquisition, HLWG Two (Ger) LLC agreed to an option agreement which gives HLWG Two (Ger) LLC the right to purchase, from the partner, an additional 75% interest in the limited partnership no later than December 2010 at a price which will equal the principal amount of the note receivable at the time of purchase. Upon exercise of this purchase option, HLWG Two (Ger) LLC would own 99.7% of the limited partnership. HLWG Two (Ger) LLC has also agreed to a second assignable option agreement to acquire the remaining 0.3% interest in the limited partnership by December 2012. If HLWG Two (Ger) LLC does not exercise its option agreements, the partner has option agreements to put its remaining interests in the limited partnership to HLWG Two (Ger) LLC during 2014 at a price which will equal the principal amount of the note receivable at the time of purchase.
Upper Deck
During the fourth quarter of 2009, we recognized an impairment charge of $0.7 million to reduce the carrying value of this venture to its estimated fair value (Note 11).

Notes to Consolidated Financial Statements
Compucom Systems
In April 2009, Comp Delaware LP refinanced its existing non-recourse mortgage debt of $18.7 million, which was scheduled to mature in May 2009, for new non-recourse financing of $22.6 million. Comp Delaware LP distributed the net proceeds of the financing to the venture partners.
Del Monte Corporation
The carrying value of our investment in properties leased to Del Monte Corporation reflects our investment in properties owned through Delmo 11/12 (DE) LLC as well as a property in which we have a 50% tenant-in-common interest.
Amylin Pharmaceuticals
In 2007, this venture completed the refinancing of an existing $2.5 million non-recourse mortgage with new non-recourse financing of $35.4 million based on the appraised value of the underlying real estate of the venture. As a result of the refinancing, we became the general partner of the venture. During 2009, we recorded an adjustment to record the venture under the consolidation method as we have control over the venture.
Dick’s Sporting Goods
In January 2007, CP GAL Plainfield LLC obtained non-recourse mortgage financing of $23.0 million and distributed the proceeds to the venture partners. Although we are not obligated to do so, based on the fair value of the property, we expect to fund any deficits CP GAL Plainfield LLC may incur.

Notes to Consolidated Financial Statements
The following tables present summarized balance sheet information for our equity investments in real estate. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (in thousands):

	December 31, 2009
						Carey		CP GAL					HLWG Two	LT Landlord
		BB (Multi)		Bos Club LL	BVNY (DE)	Norcross	Comp	Plainfield	Delaware	Delmo 11/12	Hammer	HLWG Two	Lender	(MN-FL)	UH Storage	Wrench
	Total	LP	Bolt (DE) LP	(MA) LLC	LLC	LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	(DE) LP	(Ger) LLC	SARL	LLC	(DE) LP	(DE) LP	All Others (d)
Assets

Net investments in real estate (a)	$1,126,362	$42,250	$40,332	$7,498	$16,254	$33,085	$30,346	$26,370	$77,313	$13,198	$29,298	$412,606	$—	$106,442	$231,202	$33,275	$26,893
Note receivable	337,397	—	—	—	—	—	—	—	—	—	—	—	337,397	—	—	—	—
Intangible assets	75,809	—	4,214	—	—	—	—	—	—	—	—	28,154	—	—	39,457	3,984	—
Other assets, net (b)	91,543	312	7,056	170	88	660	2,392	1,386	10,869	244	5,763	17,016	12,675	333	23,442	7,274	1,863

Total assets	$1,631,111	$42,562	$51,602	$7,668	$16,342	$33,745	$32,738	$27,756	$88,182	$13,442	$35,061	$457,776	$350,072	$106,775	$294,101	$44,533	$28,756

Liabilities and Equity
Non-recourse debt	$882,813	$24,594	$24,889	$7,733	$9,483	$29,500	$21,748	$22,185	$33,502	$10,389	$19,605	$100,043	$304,224	$75,516	$164,328	$24,671	$10,403
Other liabilities (c)	60,677	666	395	139	40	378	1,629	1,122	10,327	341	275	18,045	3,444	1,336	20,234	1,293	1,013

Total liabilities	943,490	25,260	25,284	7,872	9,523	29,878	23,377	23,307	43,829	10,730	19,880	118,088	307,668	76,852	184,562	25,964	11,416

Redeemable noncontrolling interest	337,397	—	—	—	—	—	—	—	—	—	—	337,397	—	—	—	—	—

Partners’/ members’ equity	350,224	17,302	26,318	(204)	6,819	3,867	9,361	4,449	44,353	2,712	15,181	2,291	42,404	29,923	109,539	18,569	17,340

Total liabilities and equity	$1,631,111	$42,562	$51,602	$7,668	$16,342	$33,745	$32,738	$27,756	$88,182	$13,442	$35,061	$457,776	$350,072	$106,775	$294,101	$44,533	$28,756

	December 31, 2008
						Carey		CP GAL					HLWG Two	LT Landlord
		BB (Multi)		Bos Club LL	BVNY (DE)	Norcross	Comp	Plainfield	Delaware	Delmo 11/12	Hammer	HLWG Two	Lender	(MN-FL)	UH Storage	Wrench
	Total	LP	Bolt (DE) LP	(MA) LLC	LLC	LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	(DE) LP	(Ger) LLC	SARL	LLC	(DE) LP	(DE) LP	All Others (d)

Assets

Net investments in real estate (a)	$1,150,575	$42,043	$41,319	$7,645	$16,119	$34,023	$31,059	$26,975	$78,551	$13,669	$30,040	$407,079	$—	$108,810	$235,930	$34,085	$43,228
Note receivable	331,841	—	—	—	—	—	—	—	—	—	—	—	331,841	—	—	—	—
Intangible assets	80,035	—	4,496	—	—	—	—	—	—	—	—	29,181	—	—	42,108	4,250	—
Other assets, net (b)	118,293	—	6,579	179	173	349	3	1,566	11,079	311	5,480	45,074	16,938	450	22,066	6,912	1,134

Total assets	$1,680,744	$42,043	$52,394	$7,824	$16,292	$34,372	$31,062	$28,541	$89,630	$13,980	$35,520	$481,334	$348,779	$109,260	$300,104	$45,247	$44,362

Liabilities and Equity
Non-recourse debt	$930,902	$25,249	$25,346	$7,842	$9,768	$29,840	$18,738	$22,489	$43,000	$10,665	$19,970	$99,245	$302,024	$77,102	$168,202	$25,130	$46,292
Other liabilities (c)	74,700	512	394	161	41	375	370	1,125	10,120	252	273	34,049	3,636	1,259	19,302	1,319	1,512

Total liabilities	1,005,602	25,761	25,740	8,003	9,809	30,215	19,108	23,614	53,120	10,917	20,243	133,294	305,660	78,361	187,504	26,449	47,804

Redeemable noncontrolling interest	331,841	—	—	—	—	—	—	—	—	—	—	331,841	—	—	—	—	—

Partners’/ members’ equity	343,301	16,282	26,654	(179)	6,483	4,157	11,954	4,927	36,510	3,063	15,277	16,199	43,119	30,899	112,600	18,798	(3,442)

Total liabilities and equity	$1,680,744	$42,043	$52,394	$7,824	$16,292	$34,372	$31,062	$28,541	$89,630	$13,980	$35,520	$481,334	$348,779	$109,260	$300,104	$45,247	$44,362

(a)	Net investments in real estate consists of net investments in properties and net investments in direct financing leases.

Notes to Consolidated Financial Statements

(b)	Other assets, net consisted primarily of escrow balances, tenant security deposits held by lenders and restricted cash balances aggregating $50.7 million and $77.9 million at December 31, 2009 and 2008, respectively; cash and cash equivalents aggregating $14.6 million and $17.3 million at December 31, 2009 and 2008, respectively; deferred rental income aggregating $14.0 million and $12.3 million at December 31, 2009 and 2008, respectively; and deferred charges aggregating $5.3 million and $6.0 million at December 31, 2009 and 2008, respectively. Deferred rental income is the cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements.

(c)	Other liabilities consists primarily of miscellaneous amounts held on behalf of tenants.

(d)	All Others includes unconsolidated ventures that were not significant to the consolidated financial statements.
The following tables present summarized statement of operations information for our equity investments in real estate. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (in thousands):

	Year ended December 31, 2009
						Carey		CP GAL					HLWG Two	LT Landlord
		BB (Multi)		Bos Club LL	BVNY (DE)	Norcross	Comp	Plainfield	Delaware	Delmo 11/12	Hammer	HLWG Two	Lender	(MN-FL)	UH Storage	Wrench
	Total	LP	Bolt (DE) LP	(MA) LLC	LLC	LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	(DE) LP	(Ger) LLC	SARL	LLC	(DE) LP	(DE) LP	All Others (d)
Revenues
Lease revenues (a)	$129,385	$4,553	$5,906	$1,086	$2,484	$4,964	$5,020	$3,141	$11,175	$3,264	$3,777	$35,889	$—	$9,272	$30,589	$4,809	$3,456
Interest income on note receivable	27,128	—	—	—	—	—	—	—	—	—	—	—	27,128	—	—	—	—
Other operating income	328	—	—	21	1	190	—	—	—	5	—	91	—	—	12	—	8

	156,841	4,553	5,906	1,107	2,485	5,154	5,020	3,141	11,175	3,269	3,777	35,980	27,128	9,272	30,601	4,809	3,464

Operating Expenses
Depreciation and amortization	(27,432)	—	(1,269)	(147)	—	(935)	(713)	(605)	(1,238)	(470)	(742)	(10,453)	—	(2,368)	(7,379)	(1,075)	(38)
Other operating expenses (b)	(5,120)	—	(4)	(2)	(6)	(17)	(9)	(3)	(22)	(7)	(2)	(4,685)	(79)	(5)	(241)	(19)	(19)

	(32,552)	—	(1,273)	(149)	(6)	(952)	(722)	(608)	(1,260)	(477)	(744)	(15,138)	(79)	(2,373)	(7,620)	(1,094)	(57)

Other Income and Expenses
Other income and (expenses), net (c)	(1,020)	—	4	—	—	—	1	—	—	—	6	(367)	(708)	28	8	8	—
Interest expense	(52,472)	(1,952)	(1,494)	(451)	(764)	(1,877)	(1,342)	(1,409)	(1,936)	(858)	(1,172)	(5,301)	(16,170)	(4,513)	(10,861)	(1,474)	(898)

	(53,492)	(1,952)	(1,490)	(451)	(764)	(1,877)	(1,341)	(1,409)	(1,936)	(858)	(1,166)	(5,668)	(16,878)	(4,485)	(10,853)	(1,466)	(898)

Net Income	70,797	2,601	3,143	507	1,715	2,325	2,957	1,124	7,979	1,934	1,867	15,174	10,171	2,414	12,128	2,249	2,509

Net income attributable to redeemable noncontrolling interest	(23,549)	—	—	—	—	—	—	—	—	—	—	(23,549)	—	—	—	—	—

Net (Loss) Income Attributable to Partners/Members	$47,248	$2,601	$3,143	$507	$1,715	$2,325	$2,957	$1,124	$7,979	$1,934	$1,867	$(8,375)	$10,171	$2,414	$12,128	$2,249	$2,509

Notes to Consolidated Financial Statements

	Year ended December 31, 2008
						Carey		CP GAL					HLWG Two	LT Landlord
		BB (Multi)		Bos Club LL	BVNY (DE)	Norcross	Comp	Plainfield	Delaware	Delmo 11/12	Hammer	HLWG Two	Lender	(MN-FL)	UH Storage	Wrench
	Total	LP	Bolt (DE) LP	(MA) LLC	LLC	LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	(DE) LP	(Ger) LLC	SARL	LLC	(DE) LP	(DE) LP	All Others (d)
Revenues
Lease revenues (a)	$131,433	$4,421	$5,906	$1,086	$2,461	$4,830	$4,902	$3,141	$11,175	$3,000	$3,776	$37,128	$—	$9,272	$28,541	$5,016	$6,778
Interest income on note receivable	28,062	—	—	—	—	—	—	—	—	—	—	—	28,062	—	—	—	—
Other operating income	366	86	1	1	1	—	149	4	—	—	—	113	—	1	5	—	5

	159,861	4,507	5,907	1,087	2,462	4,830	5,051	3,145	11,175	3,000	3,776	37,241	28,062	9,273	28,546	5,016	6,783

Operating Expenses
Depreciation and amortization	(27,983)	—	(1,269)	(147)	—	(935)	(713)	(619)	(1,238)	(470)	(742)	(10,674)	—	(2,224)	(7,379)	(1,075)	(498)
Other operating expenses (b)	(3,510)	(187)	(5)	—	(4)	(2)	(86)	—	(25)	(3)	(4)	(2,748)	(123)	(111)	(135)	(36)	(41)

	(31,493)	(187)	(1,274)	(147)	(4)	(937)	(799)	(619)	(1,263)	(473)	(746)	(13,422)	(123)	(2,335)	(7,514)	(1,111)	(539)

Other Income and Expenses
Other income and (expenses), net (c)	(2,620)	—	42	—	—	—	—	106	—	2	47	(349)	(2,649)	105	13	61	2
Interest expense	(59,568)	(2,003)	(1,524)	(458)	(782)	(1,901)	(1,404)	(1,427)	(4,654)	(880)	(1,196)	(5,549)	(17,244)	(4,688)	(11,137)	(1,505)	(3,216)

	(62,188)	(2,003)	(1,482)	(458)	(782)	(1,901)	(1,404)	(1,321)	(4,654)	(878)	(1,149)	(5,898)	(19,893)	(4,583)	(11,124)	(1,444)	(3,214)

Net Income	66,180	2,317	3,151	482	1,676	1,992	2,848	1,205	5,258	1,649	1,881	17,921	8,046	2,355	9,908	2,461	3,030

Net income attributable to redeemable noncontrolling interest	(26,775)	—	—	—	—	—	—	—	—	—	—	(26,775)	—	—	—	—	—

Net (Loss) Income Attributable to Partners/Members	$39,405	$2,317	$3,151	$482	$1,676	$1,992	$2,848	$1,205	$5,258	$1,649	$1,881	$(8,854)	$8,046	$2,355	$9,908	$2,461	$3,030

Notes to Consolidated Financial Statements

	Year ended December 31, 2007
						Carey		CP GAL					HLWG Two	LT Landlord
		BB (Multi)		Bos Club LL	BVNY (DE)	Norcross	Comp	Plainfield	Delaware	Delmo 11/12	Hammer	HLWG Two	Lender	(MN-FL)	UH Storage	Wrench
	Total	LP	Bolt (DE) LP	(MA) LLC	LLC	LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	(DE) LP	(Ger) LLC	SARL	LLC	(DE) LP	(DE) LP	All Others (d)
Revenues
Lease revenues (a)	$120,777	$4,484	$5,840	$1,086	$2,442	$4,711	$4,549	$3,030	$10,451	$2,735	$3,737	$25,536	$—	$9,216	$28,541	$4,592	$9,827
Interest income on note receivable	19,336	—	—	—	—	—	—	—	—	—	—	—	19,336	—	—	—	—
Other operating income	138	—	2	—	—	3	—	—	—	1	35	96	—	—	1	—	—

	140,251	4,484	5,842	1,086	2,442	4,714	4,549	3,030	10,451	2,736	3,772	25,632	19,336	9,216	28,542	4,592	9,827

Operating Expenses
Depreciation and amortization	(24,300)	—	(1,269)	(147)	—	(935)	(713)	(592)	(1,238)	(470)	(742)	(7,034)	—	(1,792)	(7,379)	(1,076)	(913)
Other operating expenses (b)	(2,213)	(37)	(4)	(3)	(2)	(10)	(165)	(3)	(25)	(10)	(4)	(1,444)	(249)	(117)	(83)	(4)	(53)

	(26,513)	(37)	(1,273)	(150)	(2)	(945)	(878)	(595)	(1,263)	(480)	(746)	(8,478)	(249)	(1,909)	(7,462)	(1,080)	(966)

Other Income and Expenses
Other income and (expenses), net (c)	15,689	—	44	—	—	—	1	—	—	—	69	758	2,155	313	25	87	12,237
Interest expense	(52,280)	(2,069)	(1,544)	(345)	(798)	(1,899)	(1,440)	(1,336)	(4,854)	(895)	(1,212)	(4,065)	(11,979)	(4,619)	(11,335)	(1,524)	(2,366)

	(36,591)	(2,069)	(1,500)	(345)	(798)	(1,899)	(1,439)	(1,336)	(4,854)	(895)	(1,143)	(3,307)	(9,824)	(4,306)	(11,310)	(1,437)	9,871

Net Income	77,147	2,378	3,069	591	1,642	1,870	2,232	1,099	4,334	1,361	1,883	13,847	9,263	3,001	9,770	2,075	18,732

Net income attributable to redeemable noncontrolling interest	(18,346)	—	—	—	—	—	—	—	—	—	—	(18,346)	—	—	—	—	—

Net Income (Loss) Attributable to Partners/Members	$58,801	$2,378	$3,069	$591	$1,642	$1,870	$2,232	$1,099	$4,334	$1,361	$1,883	$(4,499)	$9,263	$3,001	$9,770	$2,075	$18,732

(a)	Lease revenues consists of rental income and interest income from direct financing leases.

(b)	Other operating expenses consists of property expenses, general and administrative expenses and provision for foreign, state and local income taxes.

(c)	Other income and (expenses), net consists primarily of other interest income and unrealized gains (losses) on derivative instruments. For the year ended December 31, 2007, All Others included a gain of $12.3 million recognized by a venture in connection with the sale of several properties. The venture had no other assets following the sale.

(d)	All Others includes unconsolidated ventures that were not significant to the consolidated financial statements.

Notes to Consolidated Financial Statements
The following tables present summarized cash flow information for certain of our equity investments in real estate. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (in thousands):

	Year ended December 31, 2009
							CP GAL						LT Landlord
			Bos Club LL	BVNY (DE)	Carey	Comp	Plainfield	Delaware	Delmo 11/12	Hammer (DE)	HLWG Two	HLWG Two	(MN-FL)	UH Storage	Wrench
	BB (Multi) LP	Bolt (DE) LP	(MA) LLC	LLC	Norcross LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	LP	(Ger) LLC	Lender SARL	LLC	(DE) LP	(DE) LP
Net cash provided by (used in):
Operating activities	$2,308	$3,942	$642	$1,626	$2,970	$3,723	$1,924	$9,649	$2,560	$2,332	$2,403	$3,099	$5,005	$20,061	$2,946
Investing activities	—	—	—	—	—	—	—	—	—	—	27,516	—	—	—	—
Financing activities	(2,207)	(3,935)	(642)	(1,626)	(2,958)	(3,723)	(1,906)	(9,637)	(2,560)	(2,328)	(31,224)	(6,556)	(4,976)	(19,065)	(2,937)
Effect of exchange rate changes on cash	—	—	—	—	—	—	—	—	—	—	1,518	(287)	—	—	—

Net increase (decrease) in cash and cash equivalents	101	7	—	—	12	—	18	12	—	4	213	(3,744)	29	996	9
Cash and cash equivalents, beginning of year	3	3	—	—	210	—	—	2	—	4	339	12,900	8	3,447	2

Cash and cash equivalents, end of year	$104	$10	$—	$—	$222	$—	$18	$14	$—	$8	$552	$9,156	$37	$4,443	$11

	Year ended December 31, 2008
							CP GAL						LT Landlord
			Bos Club LL	BVNY (DE)	Carey	Comp	Plainfield	Delaware	Delmo 11/12	Hammer (DE)	HLWG Two	HLWG Two	(MN-FL)	UH Storage	Wrench
	BB (Multi) LP	Bolt (DE) LP	(MA) LLC	LLC	Norcross LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	LP	(Ger) LLC	Lender SARL	LLC	(DE) LP	(DE) LP
Net cash provided by (used in):
Operating activities	$2,357	$3,810	$590	$1,602	$2,953	$3,947	$1,386	$5,845	$2,194	$2,242	$(3,615)	$6,470	$4,606	$17,266	$2,834
Investing activities	—	—	—	—	—	—	—	—	—	—	55,150	—	440	—	—
Financing activities	(2,357)	(3,807)	(590)	(1,602)	(2,745)	(3,947)	(1,386)	(5,845)	(2,194)	(2,241)	(51,562)	(2,472)	(5,068)	(13,822)	(2,834)
Effect of exchange rate changes on cash	—	—	—	—	—	—	—	—	—	—	(2,423)	(434)	—	—	—

Net increase (decrease) in cash and cash equivalents	—	3	—	—	208	—	—	—	—	1	(2,450)	3,564	(22)	3,444	—
Cash and cash equivalents, beginning of year	3	—	—	—	2	—	—	2	—	3	2,789	9,336	30	3	2

Cash and cash equivalents, end of year	$3	$3	$—	$—	$210	$—	$—	$2	$—	$4	$339	$12,900	$8	$3,447	$2

Notes to Consolidated Financial Statements

	Year ended December 31, 2007
							CP GAL						LT Landlord
			Bos Club LL	BVNY (DE)	Carey	Comp	Plainfield	Delaware	Delmo 11/12	Hammer (DE)	HLWG Two	HLWG Two	(MN-FL)	UH Storage	Wrench
	BB (Multi) LP	Bolt (DE) LP	(MA) LLC	LLC	Norcross LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	LP	(Ger) LLC	Lender SARL	LLC	(DE) LP	(DE) LP
Net cash provided by (used in):
Operating activities	$3,070	$3,694	$787	$1,586	$2,825	$3,106	$2,375	$5,951	$1,900	$2,199	$1,843	$8,787	$4,506	$17,097	$2,752
Investing activities	—	—	—	—	—	—	(2,698)	—	—	—	(502,011)	(314,210)	—	—	—
Financing activities	(3,073)	(3,696)	(787)	(1,586)	(2,826)	(3,106)	323	(5,952)	(1,900)	(2,198)	502,684	314,157	(4,476)	(17,094)	(2,751)
Effect of exchange rate changes on cash	—	—	—	—	—	—	—	—	—	—	273	602	—	—	—

Net increase (decrease) in cash and cash equivalents	(3)	(2)	—	—	(1)	—	—	(1)	—	1	2,789	9,336	30	3	1
Cash and cash equivalents, beginning of year	6	2	—	—	3	—	—	3	—	2	—	—	—	—	1

Cash and cash equivalents, end of year	$3	$—	$—	$—	$2	$—	$—	$2	$—	$3	$2,789	$9,336	$30	$3	$2

The following table presents scheduled debt principal payments during each of the next five years following December 31, 2009 and thereafter for certain of our equity investments in real estate (in thousands):

							CP GAL						LT Landlord
Years ending	BB (Multi)		Bos Club LL	BVNY (DE)	Carey	Comp	Plainfield	Delaware	Delmo 11/12	Hammer (DE)	HLWG Two	HLWG Two	(MN-FL)	UH Storage	Wrench
December 31,	LP	Bolt (DE) LP	(MA) LLC	LLC	Norcross LLC	Delaware LP	LLC	Chip LLC	(DE) LLC	LP	(Ger) LLC	Lender SARL	LLC	(DE) LP	(DE) LP
2010	$676	$488	$115	$9,483	$362	$1,278	$324	$1,536	$297	$387	$1,006	$3,059	$1,682	$4,136	$487
2011	729	518	122	—	386	1,278	344	1,536	10,092	410	1,257	4,207	1,782	4,415	516
2012	23,189	545	128	—	405	1,278	366	30,430	—	432	1,509	4,589	1,877	4,683	544
2013	—	23,338	136	—	436	1,278	390	—	—	18,376	1,760	5,737	2,002	5,028	23,124
2014	—	—	144	—	465	1,278	415	—	—	—	2,011	6,119	2,121	146,066	—
Thereafter	—	—	7,088	—	27,446	15,358	20,346	—	—	—	92,500	280,513	66,052	—	—

Total	$24,594	$24,889	$7,733	$9,483	$29,500	$21,748	$22,185	$33,502	$10,389	$19,605	$100,043	$304,224	$75,516	$164,328	$24,671

We recognized income from equity investments in real estate of $13.8 million, $0.6 million and $17.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Income from equity investments in real estate represents our share of the income or losses of these ventures as well as certain depreciation and amortization adjustments related to purchase accounting and other-than-temporary impairment charges. In addition, income from equity investments in real estate during 2009 and 2008 was negatively impacted by impairment charges recognized by us of $0.7 million and $9.8 million, respectively, to reduce the carrying value of several ventures to their estimated fair value (Note 11).

Notes to Consolidated Financial Statements
Note 7. Intangibles
In connection with our acquisition of properties, we recorded net lease intangibles of $86.4 million, which are being amortized over periods ranging from 9 to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements. Intangibles are summarized as follows (in thousands):

	December 31,
	2009	2008
Lease intangibles
In-place lease	$37,533	$33,420
Tenant relationship	12,678	10,217
Above-market rent	42,057	42,333
Less: accumulated amortization	(28,464)	(13,093)

	$63,804	$72,877

Below-market rent	$(5,855)	$(5,365)
Less: accumulated amortization	459	286

	$(5,396)	$(5,079)

Net amortization of intangibles, including the effect of foreign currency translation, was $12.7 million for the year ended December 31, 2009 and $6.2 million for each of the years ended December 31, 2008 and 2007, respectively. Based on the intangibles recorded at December 31, 2009, scheduled annual net amortization of intangibles for 2010 is expected to be $6.7 million and $5.8 million for each of the next four years.
Note 8. Interest in Mortgage Loan Securitization
We account for our subordinated interest in the CCMT mortgage securitization as an available-for-sale marketable security, which is measured at fair value with all gains and losses from changes in fair value reported as a component of accumulated OCI as part of equity. Our interest in CCMT consists of interests in Class IO and Class E certificates. Our interest in the Class IO certificates, which are rated Aaa by Moody’s Investors Service, Inc. and AAA by Fitch, Inc., had an estimated fair value of $0.8 million and $1.6 million at December 31, 2009 and 2008, respectively. Our interest in the Class E certificates, which are rated between Baa3 and Caa by Moody’s and between BBB- and CCC by Fitch, had an estimated fair value of $11.4 million and $9.8 million at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, the total fair value of our interest in CCMT of $12.2 million and $11.4 million, respectively, reflected an aggregate unrealized gain of $0.8 million and an aggregate unrealized loss of $0.3 million, respectively, and cumulative net amortization of $1.4 million and $1.1 million, respectively. We use a discounted cash flow model with assumptions of market credit spreads and the credit quality of the underlying lessees to determine the fair value of our interest in CCMT.
One key variable in determining the fair value of the subordinated interest is current interest rates. The following table presents a sensitivity analysis of the fair value of our interest at December 31, 2009 based on adverse changes in market interest rates of 1% and 2% (in thousands):

	Fair value as of	1% adverse	2% adverse
	December 31, 2009	change	change
Fair value of our interest in CCMT	$12,163	$11,894	$11,632
The above sensitivity analysis is hypothetical, and changes in fair value, based on a 1% or 2% variation, should not be extrapolated because the relationship of the change in assumption to the change in fair value may not always be linear.
In April 2009, the FASB amended the existing guidance related to other-than-temporary impairments for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The new guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. We adopted the new guidance as required in the second quarter of 2009. The adoption of the new guidance did not have a material effect on our financial position and results of operations.

Notes to Consolidated Financial Statements
Note 9. Fair Value Measurements
In September 2007, the FASB issued authoritative guidance for using fair value to measure assets and liabilities, which we adopted as required on January 1, 2008, with the exception of nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, which we adopted as required on January 1, 2009. In April 2009, the FASB provided additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased, which we adopted as required in the second quarter of 2009. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for which little or no market data exists, therefore requiring us to develop our own assumptions, such as certain marketable securities.
Items Measured at Fair Value on a Recurring Basis
The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2009 and 2008 (in thousands):

		Fair Value Measurements at Reporting Date Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	December 31, 2009	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$84,089	$84,089	$—	$—
Debt/equity securities	16,171	342	—	15,829
Derivative assets	1,494	—	—	1,494

	$101,754	$84,431	$—	$17,323

Liabilities:
Derivative liabilities	$(967)	$—	$(967)	$—

		Fair Value Measurements at Reporting Date Using:
		Quoted Prices in
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Description	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market funds	$99,180	$99,180	$—	$—
Debt/equity securities	13,968	181	—	13,787
Derivative assets	1,601	—	—	1,601

	$114,749	$99,361	$—	$15,388

Liabilities:
Derivative liabilities	$(2,256)	$—	$(2,256)	$—

Assets and liabilities presented above exclude financial assets and liabilities owned by unconsolidated ventures.

Notes to Consolidated Financial Statements

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3 Only)
	Debt/Equity	Derivative		Debt/Equity	Derivative
	Securities	Assets	Total Assets	Securities	Assets	Total Assets
	Year ended December 31, 2009			Year ended December 31, 2008
Beginning balance	$13,787	$1,601	$15,388	$16,408	$2,564	$18,972
Total gains or losses (realized and unrealized):
Included in earnings	1,254	98	1,352	(96)	(255)	(351)
Included in other comprehensive income	1,037	—	1,037	(2,208)	—	(2,208)
Amortization and accretion	(249)	—	(249)	(317)	—	(317)
Purchases, issuances, and settlements	—	(205)	(205)	—	(708)	(708)

Ending balance	$15,829	$1,494	$17,323	$13,787	$1,601	$15,388

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$1,254	$(66)	$1,188	$(96)	$(963)	$(1,059)

Gains and losses (realized and unrealized) included in earnings are included in Other income and (expenses) in the consolidated financial statements.
Our financial instruments had the following carrying value and fair value (in thousands):

	December 31, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt	$805,663	$763,456	$810,794	$791,337
Debt/equity securities (a)	14,139	16,171	14,208	13,968

(a)	Carrying value represents historical cost for debt and equity securities.
We determine the estimated fair value of our debt instruments using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. We estimate that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at December 31, 2009 and 2008.
Items Measured at Fair Value on a Non-Recurring Basis
At December 31, 2009, we performed our quarterly assessment of the value of certain of our real estate investments in accordance with current authoritative accounting guidance. We determined the valuation of these assets using widely accepted valuation techniques, including discounted cash flow on the expected cash flows of each asset as well as the income capitalization approach, which considers prevailing market capitalization rates. We reviewed each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. Actual results may differ materially if market conditions or the underlying assumptions change. See Note 11 for a discussion of impairment charges incurred during the years ended December 31, 2009, 2008 and 2007.

Notes to Consolidated Financial Statements
The following table presents information about our nonfinancial assets that were measured on a fair value basis for the years ended December 31, 2009 and 2008, respectively. All of the impairment charges were measured using unobservable inputs (Level 3) (in thousands):

	Year ended December 31, 2009		Year ended December 31, 2008
	Total Fair Value	Total Impairment	Total Fair Value	Total Impairment
	Measurements	Charges	Measurements	Charges
Assets:
Net investments in properties	$59,067	$37,779	$46,327	$1,029
Net investments in direct financing leases	14,621	2,566	17,701	110
Equity investments in real estate	11,491	671	24,940	9,820

	$85,179	$41,016	$88,968	$10,959

Note 10. Risk Management and Use of Financial Instruments
Risk Management
In the normal course of our on-going business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our marketable equity securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union and are subject to the risks associated with changing foreign currency exchange rates.
Foreign Currency Exchange
We are exposed to foreign currency exchange rate movements, primarily in the Euro. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency, but we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.
Use of Derivative Financial Instruments
When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates. We have not entered, and do not plan to enter into financial instruments for trading or speculative purposes. In addition to derivative instruments that we entered into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, that are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be credit worthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.
In March 2008, the FASB amended the existing guidance for accounting for derivative instruments and hedging activities to require additional disclosures that are intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows. The enhanced disclosure requirements primarily surround the objectives and strategies for using derivative instruments by their underlying risk as well as a tabular format of the fair values of the derivative instruments and their gains and losses. The required additional disclosures are presented below.

Notes to Consolidated Financial Statements
The following table sets forth our derivative instruments at December 31, 2009 and 2008 (in thousands):

	Balance Sheet	Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
	Location	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Derivatives designated as hedging instruments
Interest rate swaps	Other liabilities	$—	$—	$(967)	$(2,256)

Derivatives not designated as hedging instruments
Stock warrants	Other assets	1,494	1,601	—	—

Total derivatives		$1,494	$1,601	$(967)	$(2,256)

The following tables present the impact of derivative instruments on, and their location within, the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in
	OCI on Derivative (Effective Portion)
	Year ended December 31,
Derivatives in Cash Flow Hedging Relationships	2009	2008	2007
Interest rate swaps	$2,037	$(2,256)	$—

Total	$2,037	$(2,256)	$—

For the years ended December 31, 2009, 2008 and 2007, no gains or losses were reclassified from OCI into income related to effective or ineffective portions of hedging relationship or to amounts excluded from effectiveness testing.

		Amount of Gain (Loss) Recognized in
		Income on Derivatives
Derivatives not in Cash	Location of Gain (Loss)	Years ended December 31,
Flow Hedging Relationships	Recognized in Income	2009	2008	2007
Stock warrants	Other income and (expenses)	$98	$(255)	$(247)
Interest rate swap (a)	Interest expense	(791)	—	—

Total		$(693)	$(255)	$(247)

(a)	During 2009, we determined that an interest rate swap was no longer designated as a hedging instrument due to the sale of the property and the payoff of the underlying mortgage loan in May 2009. As a result, the change in fair value of the swap was recorded in interest expense.
See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated ventures, which are excluded from the tables above.
Interest Rate Swaps
We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our venture partners may obtain variable rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements with counterparties. Interest rate swaps, which effectively convert the variable rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Our objective in using these derivatives is to limit our exposure to interest rate movements.

Notes to Consolidated Financial Statements
The interest rate swap derivative instruments that we had outstanding at December 31, 2009 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

		Notional	Effective	Effective	Expiration	Fair Value at
	Type	Amount	Interest Rate	Date	Date	December 31, 2009
1-Month LIBOR	“Pay-fixed” swap	$12,076	5.6%	3/2008	3/2018	$(524)
1-Month LIBOR	“Pay-fixed” swap	6,304	6.4%	7/2008	7/2018	(443)

						$(967)

Embedded Credit Derivative
In connection with a German transaction in 2007, two unconsolidated ventures in which we have a total effective ownership interest of 32% obtained non-recourse mortgage financing for which the interest rate has both fixed and variable components. The lender of this financing entered into interest rate swap agreements on its own behalf through which the fixed interest rate components on the financing were converted into variable interest rate instruments. The ventures have the right, at their sole discretion, to prepay the debt at any time and to participate in any realized gain or loss on the interest rate swaps at that time. These participation rights are deemed to be embedded credit derivatives. Based on valuations obtained at December 31, 2009 and 2008, and including the effect of foreign currency translation, the embedded credit derivatives had an estimated total fair value of $1.0 million and $2.1 million, respectively. For 2009 and 2008, these derivatives generated total unrealized losses of $1.1 million and $3.4 million, respectively. Amounts provided are the total amounts attributable to the venture and do not represent our proportionate share. Changes in the fair value of the embedded credit derivatives are recognized in the ventures’ earnings.
Stock Warrants
We own stock warrants that were generally granted to us by lessees in connection with structuring the initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net settlement upon conversion.
Included in Other income and (expenses) in the consolidated financial statements are unrealized losses on common stock warrants of $0.1 million, $1.0 million and $1.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. The unrealized losses for 2008 include the reversal of unrealized gains totaling $0.7 million recognized in prior years. We reversed these unrealized gains in connection with a tenant’s merger transaction during 2008, prior to which it redeemed its outstanding warrants, including ours. In connection with the sale of securities related to this warrant exercise, we received cash proceeds of $0.9 million and realized a gain of $0.9 million, which is included in Other income and (expenses) in the consolidated financial statements. The unrealized losses for 2007 primarily represent the reversal of unrealized gains recognized in 2006, including an out-of-period adjustment of $1.0 million (Note 2). We reversed these unrealized gains in connection with a tenant’s merger transaction during 2007, prior to which it redeemed its outstanding warrants, including ours. In connection with the sale of securities related to this warrant exercise, we received cash proceeds of $2.2 million, net of a $1.0 million exercise price, and realized a gain of $1.6 million.
Other
Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on our non-recourse variable-rate debt. At December 31, 2009, we estimate that an additional $0.6 million will be reclassified as interest expense during the next twelve months.
We have agreements with certain of our derivative counterparties that contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on any of our indebtedness. At December 31, 2009, we have not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $1.0 million at December 31, 2009, which includes accrued interest but excludes any adjustment for nonperformance risk. If we had breached any of these provisions at December 31, 2009, we could have been required to settle our obligations under these agreements at their termination value of $1.1 million.
Portfolio Concentration Risk
Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10% of current annualized lease revenues in certain areas, as described below. Although we view our exposure from properties that we purchased together with our affiliates based on our ownership percentage in these properties, the percentages below are based on our consolidated ownership and not on our actual ownership percentage in these investments.

Notes to Consolidated Financial Statements
At December 31, 2009, the majority of our directly owned real estate properties were located in the U.S. (83%) with the remainder primarily leased to one tenant located in France, Carrefour France, SAS (14%). No other tenant accounted for more than 10% of current contractual annualized lease revenue. At December 31, 2009, our directly owned real estate properties contained concentrations in the following asset types: industrial (32%), warehouse/distribution (30%), office (19%) and retail (10%); and in the following tenant industries: retail (27%), electronics (12%) and automotive (11%).
Many companies in automotive related industries (manufacturing, parts, services, etc.) have been experiencing increasing difficulties for several years, which has resulted in several companies filing for bankruptcy. At December 31, 2009, we had five tenants in automotive related industries, including Special Devices and Metaldyne Company, which emerged from bankruptcy in August 2009 and December 2009, respectively. These five tenants accounted for aggregate lease revenues totaling $15.3 million, $16.4 million and $17.0 million in 2009, 2008 and 2007, respectively, with an aggregate carrying value of $99.0 million and $105.3 million at December 31, 2009 and 2008, respectively. In August 2009, we entered into two new leases with Special Devices, Inc. upon its emergence from bankruptcy. One lease converted to a month-to-month lease at an annual rent of $0.5 million upon its expiration in January 2010, while the second lease is scheduled to expire in June 2021 and will generate annual lease revenues of $1.0 million. During 2009, 2008 and 2007, Special Devices accounted for lease revenues of $1.5 million, $4.2 million and $4.0 million, respectively, with an aggregate carrying value of $25.0 million and $25.7 million at December 31, 2009 and 2008, respectively. In addition, in December 2009, we entered into an agreement with Metaldyne whereby Metaldyne vacated four of the five properties it leased from us and entered into a new, five-year lease with us at the fifth property. We entered into direct leases with existing subtenants at two of the four vacated properties, and the remaining two properties remain vacant at the date of this Report. The leased properties are expected to generate annual lease revenues of $0.9 million following the settlement. During 2009, 2008 and 2007, Metaldyne accounted for lease revenues of $5.2 million, $3.9 million and $3.8 million, respectively, with an aggregate carrying value of $20.0 million and $24.6 million at December 31, 2009 and 2008, respectively.
During 2009, five non-automotive tenants vacated their properties or rejected their leases with us in connection with bankruptcy proceedings. These five leases accounted for $9.9 million, $12.2 million and $12.8 million of annual lease revenues for 2009, 2008 and 2007, respectively, with an aggregate carrying value of $50.4 million and $86.3 million at December 31, 2009 and 2008, respectively. During the time that these properties remain unoccupied, we anticipate that we will incur significant carrying costs. As a result of these corporate defaults, during 2009 we suspended debt service on three related non-recourse mortgage loans, which had an aggregate outstanding balance of $54.1 million at December 31, 2009. During the first quarter of 2010, we returned to the lender one of these properties that had collateralized a non-recourse mortgage loan with an outstanding balance of $27.6 million at December 31, 2009 and during the second quarter of 2010, the court appointed a receiver on another property as a result of a default by us on a non-recourse mortgage debt with an outstanding balance of $19.4 million at December 31, 2009. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the net results of operations of each of these two properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2009, 2008 and 2007 (Note 20).
Note 11. Impairment Charges
The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments during 2009, 2008 and 2007 (in thousands):

	Years ended December 31,
	2009	2008	2007
Impairment Charges From Continuing Operations:
Net investments in properties	$7,527	$1,029	$—
Net investment in direct financing lease	2,566	110	345

Total impairment charges included in expenses	10,093	1,139	345
Equity investments in real estate (a)	671	9,820	—

Total impairment charges from continuing operations	$10,764	$10,959	$345

Impairment Charges From Discontinued Operations:
Net investments in properties	$30,252	$—	$—

Total impairment charges from discontinued operations	$30,252	$—	$—

(a)	Impairment charges on our equity investments are included in Income from equity investments in real estate in our consolidated statements of operations.

Notes to Consolidated Financial Statements
Impairment charges recognized from continuing operations during 2009 were as follows:
Metaldyne Company
During 2009, we recognized an impairment charge of $4.0 million on a property leased to Metaldyne Company to reduce its carrying value to its estimated fair value based on third party broker quotes. Metaldyne is operating under bankruptcy protection and its lease expires in April 2010. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.
Nexpak Corporation
During 2009, we recognized an impairment charge of $3.5 million on a domestic property previously leased to Nexpak Corporation to reduce its carrying value to its estimated fair value based on third party broker quotes. Nexpak filed for bankruptcy in April 2009, terminated its lease in bankruptcy court and vacated the property. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.
The Upper Deck Company
We recognized other-than-temporary impairment charges of $0.7 million and $1.1 million during 2009 and 2008, respectively, to reflect declines in the estimated fair value of the ventures’ underlying net assets in comparison with the carrying value of our interest in the venture. This venture is classified as an Equity investment in real estate in the consolidated financial statements.
Other
We perform an annual valuation of our assets that is based in part on third party appraisals. In connection with this valuation, during 2009, we recognized impairment charges totaling $2.6 million on several net investments in direct financing leases as a result of declines in the current estimate of the residual value of the properties.
Impairment charges recognized from continuing operations during 2008 were as follows:
During 2008, we recognized an impairment charge of $1.0 million on a domestic property to reduce the property’s carrying value to its estimated fair value. In addition, we recognized an impairment charge of $0.1 million on several domestic properties as a result of a decline in the unguaranteed residual value of the properties.
In addition to the other-than-temporary impairment charges of $1.1 million described above in Upper Deck, we recognized impairment charges totaling $8.7 million related to two equity investments in real estate to reduce the carrying values to the estimated fair value of the ventures underlying net assets.
Impairment charges recognized from continuing operations during 2007 were as follows:
We recognized an impairment charge of $0.3 million in connection with the sale of properties leased to a former tenant to reduce the properties’ carrying value to their estimated fair value.
Impairment charges recognized from discontinued operations during 2009 were as follows:
Nortel Networks Inc.
During 2009, we incurred impairment charges totaling $22.2 million on a property previously leased to Nortel Networks Inc. to reduce its carrying value to its estimated fair value based on a discounted cash flow analysis. Nortel Networks filed for bankruptcy and disaffirmed its lease with us in the first quarter of 2009. During the second quarter of 2009, we entered into a direct lease with the existing subtenant at the former Nortel Networks property; however, the new tenant has defaulted on its rental obligation. In March 2010, we turned over the property to the lender in exchange for the lenders’ agreement to relieve of us of all mortgage obligations. We recognized a gain on the disposition of this property of $11.4 million, as the carrying value of the debt, $27.6 million, exceeded the property’s $17.0 million carrying value at the date of disposal. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.

Notes to Consolidated Financial Statements
Buffets, Inc.
During 2009, we recognized an impairment charge of $8.1 million on a domestic property leased to Buffets, Inc. to reduce its carrying value to its estimated fair value based on third party broker quotes. We calculated the estimated fair value of this property based on an appraisal conducted in the course of the annual third party valuation of our real estate and using third party broker quotes. Buffets filed for bankruptcy in January 2008, subsequently emerged from bankruptcy in April 2009 and vacated the property during the fourth quarter of 2009. In June 2010, the subsidiary that holds this property consented to a court order appointing a receiver following an event of a default by us on a non-recourse debt obligation involving this property. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the six months ended June 30, 2010. In connection with this deconsolidation, we recognized a gain of $12.9 million, as the carrying value of the debt, $19.4 million, exceeded the property’s $6.6 million carrying value at the date of deconsolidation. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.
Note 12. Debt
Non-recourse debt consists of mortgage notes payable, which are collateralized by an assignment of real property and direct financing leases with an aggregate carrying value of $1.1 billion at December 31, 2009. Our mortgage notes payable bore interest at fixed annual rates ranging from 5.5% to 8.7% and variable annual rates ranging from 5.2% to 6.5%, with maturity dates ranging from 2010 to 2023 at December 31, 2009.
Scheduled debt principal payments during each of the next five years following December 31, 2009 and thereafter are as follows (in thousands):

Years ending December 31,	Total Debt
2010	$86,262
2011	272,018
2012	162,583
2013	10,849
2014	26,428
Thereafter through 2023	247,523

Total	$805,663

Financing Activity
2009 — We refinanced maturing non-recourse mortgage loans with new non-recourse financing of $27.8 million at a weighted average annual interest rate and term of up to 6.7% and 9.8 years, respectively.
2008 — We refinanced maturing non-recourse mortgage loans with new non-recourse financing of $9.7 million at a weighted average annual interest rate and term of up to 6.1% and 8.7 years, respectively.
Credit Facility
In May 2008, we terminated our $150.0 million credit facility and wrote off unamortized deferred financing costs totaling $0.2 million. No amounts were outstanding on the credit facility at December 31, 2007 or during 2008 through the date of termination.
Note 13. Commitments and Contingencies
Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.
Note 14. Advisor Settlement of SEC Investigation
In March 2008, WPC and Carey Financial entered into a settlement with the SEC with respect to all matters relating to a previously disclosed investigation. In connection with this settlement, WPC paid us $10.9 million.

Notes to Consolidated Financial Statements
Note 15. Equity
Distributions
Distributions paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share reported for tax purposes:

	Years ended December 31,
	2009	2008	2007
Ordinary income	$0.59	$0.69	$0.43
Return of capital	0.11	—	—
Capital gains	0.09	0.07	0.25

	0.79	0.76	0.68
Spillover distribution (a)	—	0.02	0.10

	$0.79	$0.78	$0.78

(a)	For 2008 and 2007, this portion of the distribution was paid to shareholders in 2009 and 2008 as ordinary income ($0.02 and $0.06, respectively) and long term capital gain ($0.04 for 2007), however taxed in the year the distribution was declared.
We declared a quarterly distribution of $0.1991 per share in December 2009, which was paid in January 2010 to shareholders of record at December 31, 2009.
Accumulated Other Comprehensive Income
The following table presents accumulated OCI in equity. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2009	2008
Unrealized loss on marketable securities	$(67)	$(1,229)
Unrealized gain (loss) on derivative instruments	170	(2,256)
Foreign currency translation adjustment	8,735	7,912

Accumulated other comprehensive income	$8,838	$4,427

Note 16. Income Taxes
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our shareholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.
We conduct business in various states and municipalities within the U.S. and the European Union and, as a result, we file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. The tax provision for 2007 included $0.4 million in income tax expenses related to the years ended December 31, 2003 — 2006 that had not previously been accrued (Note 2).

Notes to Consolidated Financial Statements
We account for uncertain tax positions in accordance with current authoritative accounting guidance. The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	December 31,
	2009	2008
Balance at January 1,	$110	$106
Additions based on tax positions related to the current year	22	15
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Settlements	—	—
Reductions for expiration of statute of limitations	(11)	(11)

Balance at December 31,	$121	$110

At December 31, 2009, we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on the effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At both December 31, 2009 and 2008, we had less than $0.1 million of accrued interest related to uncertain tax positions.
Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2003-2009 remain open to examination by the major taxing jurisdictions to which we are subject.
Note 17. Discontinued Operations
From time to time, tenants may vacate space due to lease buy-outs, elections not to renew their leases, company insolvencies or lease rejections in the bankruptcy process. In these cases, we assess whether we can obtain the highest value from the property by re-leasing or selling it. In addition, in certain cases, we may elect to sell a property that is occupied if selling the property yields the highest value. When it is appropriate to do so under current accounting guidance for the disposal of long-lived assets, we reclassify the property as an asset held for sale and the current and prior period results of operations of the property are reclassified as discontinued operations.
Subsequent to the filing of our annual report on Form 10-K on March 26, 2010, (i) during the first and second quarters of 2010, we sold two unrelated domestic properties back to each of their respective tenants for a total price of approximately $11.1 million, net of selling costs, and recognized a net loss on the sales of $0.4 million; (ii) in March, 2010, we returned a property previously leased to Nortel Networks Inc. to the lender in exchange for the lender’s agreement to release us from all mortgage loan obligations; and (iii) in June 2010, a consolidated subsidiary consented to a court order appointing a receiver following an event of a default by us on a non-recourse debt obligation involving a property that was previously leased to Buffets, Inc. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the six months ended June 30, 2010. The net results of operations of each of these properties have been reclassified to discontinued operations for the years ended December 31, 2009, 2008 and 2007 (Note 20).
2009 — We sold two properties for a total of $26.2 million, net of selling costs, and recognized a net gain on these sales of $8.6 million. Concurrent with the closing of one of these sales, we used a portion of the sale proceeds to defease non-recourse mortgage debt totaling $15.0 million on two unrelated domestic properties and incurred defeasance charges totaling $0.4 million. We then substituted the then-unencumbered properties as collateral for the existing $12.2 million loan. The terms of the existing loan remain unchanged. In connection with the second sale, we defeased the existing non-recourse mortgage loan of $2.7 million.
2008 — We sold two properties for a total of $14.9 million, net of selling costs, and recognized a net gain on these sales of $0.5 million. In connection with the sale of one of these properties, we prepaid the existing non-recourse mortgage loan of $6.5 million and incurred prepayment penalties of $0.3 million.
2007 — We sold a property for $35.7 million, net of selling costs and recognized a net gain on the sale of $7.8 million. In connection with the sale, we defeased the existing non-recourse mortgage loans on the property of $12.1 million and incurred defeasance charges of $0.9 million.

Notes to Consolidated Financial Statements
The results of operations for properties that are held for sale or have been sold are reflected in the consolidated financial statements as discontinued operations for all periods presented and are summarized as follows (in thousands):

	Years ended December 31,
	2009	2008	2007
Revenues	$9,351	$13,121	$16,113
Expenses	(15,344)	(7,771)	(10,240)
Gain on sale of real estate, net	8,611	524	7,780
Impairment charges	(30,252)	—	—

Income from discontinued operations	$(27,634)	$5,874	$13,653

Note 18. Segment Information
We have determined that we operate in one business segment, real estate ownership with domestic and foreign investments. Geographic information for this segment is as follows (in thousands):

2009	Domestic	Foreign (a)	Total Company
Revenues	$130,683	$31,854	$162,537
Total long-lived assets (b)	1,101,460	209,011	1,310,471

2008	Domestic	Foreign (a)	Total Company
Revenues	$124,313	$30,981	$155,294
Total long-lived assets (b)	1,144,992	223,119	1,368,111

2007	Domestic	Foreign (a)	Total Company
Revenues	$125,174	$26,586	$151,760
Total long-lived assets (b)	1,189,988	243,326	1,433,314

(a)	Consists of operations in the United Kingdom, France, Finland, the Netherlands and Germany.

(b)	Consists of real estate, net; net investment in direct financing leases and equity investments in real estate.
Note 19. Selected Quarterly Financial Data (unaudited)
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Revenues (a)	$37,519	$38,814	$42,754	$43,450
Operating expenses (a)	(17,293)	(16,357)	(24,207)	(25,663)
Net income (loss) (b)	6,622	19,212	(12,039)	(6,794)
Less: Net income attributable to noncontrolling interests	(638)	(628)	(94)	(325)

Net income (loss) attributable to CPA®:14 shareholders	5,984	18,584	(12,133)	(7,119)

Earnings (loss) per share attributable to CPA®:14 shareholders	0.07	0.21	(0.14)	(0.08)
Distributions declared per share	0.1976	0.1981	0.1986	0.1991

Notes to Consolidated Financial Statements

	Three months ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Revenues (a)	$37,994	$38,829	$37,586	$40,885
Operating expenses (a)	(18,035)	(18,733)	(16,724)	(19,209)
Net income (b)	22,626	10,602	10,189	3,784
Less: Net income attributable to noncontrolling interests	(439)	(378)	(576)	(644)

Net income attributable to CPA®:14 shareholders	22,187	10,224	9,613	3,140

Earnings per share attributable to CPA®:14 shareholders	0.25	0.12	0.11	0.03
Distributions declared per share	0.1954	0.1959	0.1964	0.1971

(a)	Certain amounts from previous quarters have been retrospectively adjusted as discontinued operations (Note 17).

(b)	Net income for the fourth quarter of 2009 and 2008 included impairment charges totaling $20.1 million and $9.8 million, respectively, in connection with several properties and equity investments in real estate (Note 11).
Note 20. Subsequent Events
Retrospective Adjustment for Discontinued Operations
Subsequent to the filing of our Annual Report on Form 10-K on March 26, 2010, (i) during the first and second quarters of 2010, we sold two unrelated domestic properties back to each of their respective tenants for a total price of approximately $11.1 million, net of selling costs, and recognized a net loss on the sales of $0.4 million; (ii) in March, 2010, we returned a property previously leased to Nortel Networks Inc. to the lender in exchange for the lender’s agreement to release us from all mortgage loan obligations; and (iii) in June 2010, a consolidated subsidiary consented to a court order appointing a receiver following an event of a default by us on a non-recourse debt obligation involving a property that was previously leased to Buffets, Inc. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the six months ended June 30, 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of each of these properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2009, 2008 and 2007, respectively. The net effect of the reclassification represents an increase of $37.5 million, or 1,298%, in our previously reported income from continuing operations for the year ended December 31, 2009, primarily due to decreases in impairment charges and uncollected rent expense totaling $30.3 million and $8.4 million, respectively, and decreases of $2.9 million, or 7%, and $3.7 million, or 7%, in our previously reported income from continuing operations for the years ended December 31, 2008 and 2007, respectively. There is no effect on our previously reported net income, financial condition or cash flows.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
at December 31, 2009
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period			Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Real Estate Under Operating Leases:
Retail store in Torrance, California	$27,984	$13,060	$6,934	$204	$—	$13,060	$7,138	$20,198	$2,010	Jul. 1998	40 yrs.
Industrial facility in San Clemente, California	—	2,390	—	8,958	53	2,390	9,011	11,401	2,304	Jul. 1998	40 yrs.
Industrial facility in Pittsburgh, Pennsylvania	5,851	620	6,186	—	—	620	6,186	6,806	1,708	Dec. 1998	40 yrs.
Industrial and warehouse facilities in Burbank, California and Las Vegas, Nevada	6,850	3,860	8,263	—	2	3,860	8,265	12,125	2,200	Mar. 1999, Oct.1999	40 yrs.
Warehouse and distribution facilities in Harrisburg, North Carolina; Atlanta, Georgia; Cincinnati, Ohio and Elkwood, Virginia	12,156	3,930	10,398	8,476	9	3,945	18,868	22,813	4,189	Jun. 1999, Dec. 2001	40 yrs.
Warehouse and distribution facilities in Burlington, New Jersey; Shawnee, Kansas and Manassas, Virginia	20,533	3,604	8,613	23,709	—	4,476	31,450	35,926	8,036	Aug. 1999	40 yrs.
Land in Midlothian, Virginia	2,478	3,515	—	—	—	3,515	—	3,515	—	Sep. 1999	N/A
Office facility in Columbia, Maryland	12,291	2,623	20,233	3,113	—	2,623	23,346	25,969	5,782	Nov. 1999	40 yrs.
Industrial facilities in Welcome, North Carolina, Murrysville, Pennsylvania and Wylie, Texas	12,738	1,596	23,910	875	(214)	2,059	24,108	26,167	5,102	Nov. 1999, Dec. 2001	40 yrs.
Sports facilities in Salt Lake City, Utah and St. Charles, Missouri	6,353	2,920	8,660	836	—	2,920	9,496	12,416	2,192	Dec. 1999, Dec. 2000	40 yrs.

Warehouse and distribution facility in Tempe, Arizona	3,035	940	4,557	13	—	940	4,570	5,510	1,119	Jan. 2000	40 yrs.
Warehouse and distribution facility in Rock Island, Illinois	6,540	500	9,945	1,887	—	500	11,832	12,332	2,687	Feb. 2000	40 yrs.
Industrial facility in North Amityville, New York	9,503	2,932	16,398	18	(4,120)	1,482	13,746	15,228	3,394	Feb. 2000	40 yrs.
Warehouse and distribution facilities in Monon, Indiana; Champlin, Minnesota; Robbinsville, New Jersey; Radford, Virginia and North Salt Lake City, Utah	14,907	4,580	24,844	114	—	4,580	24,958	29,538	5,990	May. 2000	40 yrs.
Warehouse and distribution facility in Lakewood, New Jersey	6,091	710	4,531	3,439	—	710	7,970	8,680	1,817	Jun. 2000	40 yrs.
Retail facilities in Kennesaw, Georgia and Leawood, Kansas	13,433	6,230	15,842	108	(357)	6,230	15,593	21,823	3,720	Jun. 2000	40 yrs.
Land in Scottsdale, Arizona	7,664	14,600	—	—	—	14,600	—	14,600	—	Sep. 2000	N/A
Industrial facility in Albuquerque, New Mexico	3,176	1,490	4,636	7	—	1,490	4,643	6,133	1,078	Sep. 2000	40 yrs.
Office facility in Houston, Texas	4,535	570	6,760	—	—	570	6,760	7,330	1,570	Sep. 2000	40 yrs.
Office facility in Eagan, Minnesota	19,363	4,225	15,518	1	(9,425)	1,314	9,005	10,319	3,605	Sep. 2000	40 yrs.
Warehouse and distribution facilities in Valdosta, Georgia and Johnson City, Tennessee	11,314	650	16,889	410	—	650	17,299	17,949	3,983	Oct. 2000	40 yrs.
Land in Elk Grove Village, Illinois	2,854	4,100	—	—	—	4,100	—	4,100	—	Oct. 2000	N/A
Industrial facility in Salisbury, North Carolina	6,356	1,370	2,672	6,298	(51)	1,319	8,970	10,289	1,803	Nov. 2000	40 yrs.
Office facility in Lafayette, Louisiana	2,198	660	3,005	—	—	660	3,005	3,665	679	Dec. 2000	40 yrs.
Office facility in Collierville, Tennessee	39,936	3,154	70,646	12	—	3,154	70,658	73,812	27,922	Dec. 2000	7-40 yrs.
Multiplex motion picture theater in Port St. Lucie and Pensacola, Florida	8,434	3,200	3,066	6,800	(4,112)	3,685	5,269	8,954	1,122	Dec. 2000	40 yrs.
Retail, warehouse and distribution facilities in York, Pennsylvania	9,456	1,974	10,068	8,433	(5,456)	849	14,170	15,019	1,758	Dec. 2000	40 yrs.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
at December 31, 2009
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period			Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Real Estate Under Operating Leases (Continued):
Office facilities in Lindon, Utah	—	1,390	1,123	8,081	(428)	1,851	8,315	10,166	2,497	Dec. 2000	40 yrs.
Office facility in Houston, Texas	3,533	1,025	4,530	517	—	1,025	5,047	6,072	1,066	Dec. 2000	40 yrs.
Industrial facility in Doncaster, United Kingdom	5,341	—	8,383	7	2,415	—	10,805	10,805	417	Jan. 2001	21.7 yrs.
Industrial and office facilities in Elgin, Illinois; Bozeman, Montana and Nashville, Tennessee	10,910	3,900	17,937	138	(546)	3,900	17,529	21,429	3,849	Mar. 2001	40 yrs.
Warehouse and distribution facility in Duluth, Georgia	7,152	2,167	11,446	5	(3,500)	1,484	8,634	10,118	2,517	Mar. 2001	40 yrs.
Industrial facilities in City of Industry, California; Florence, Kentucky; Chelmsford, Massachusetts and Lancaster, Texas	9,599	4,398	13,418	3,745	24	4,643	16,942	21,585	3,500	Apr. 2001	7-40 yrs.
Industrial facilities in Mesa, Arizona and Moorpark, California	17,504	4,000	14,951	10,146	—	5,945	23,152	29,097	4,109	Jun. 2001, Dec. 2006	34.5 yrs.

Industrial facilities in South Windsor and Manchester, Connecticut	11,449	1,555	18,823	250	27	1,555	19,100	20,655	4,028	Jul. 2001	N/A
Industrial and office facilities in Rome, Georgia; Niles, Illinois; Plymouth, Michigan and Twinsburg, Ohio	15,163	4,140	23,822	1,373	(4,027)	3,789	21,519	25,308	5,329	Aug. 2001	40 yrs.
Industrial facility in Milford, Ohio	9,092	2,000	12,869	—	—	2,000	12,869	14,869	2,668	Sep. 2001	40 yrs.
Retail facilities in several cities in the following states: Arizona, California, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota and Texas	39,576	17,100	54,743	—	—	17,100	54,743	71,843	11,120	Nov. 2001	40 yrs.
Office facility in Richardson, Texas	27,554	3,400	45,054	66	(22,652)	1,481	24,387	25,868	8,839	Dec. 2001	40 yrs.
Office facility in Turku, Finland	47,737	801	23,390	12,291	14,364	1,813	49,033	50,846	8,486	Dec. 2001, Dec. 2007	25-40 yrs.

Educational facilities in Union, New Jersey; Allentown and Philadelphia, Pennsylvania and Grand Prairie, Texas	5,394	2,486	7,602	—	3	2,486	7,605	10,091	1,529	Dec. 2001	40 yrs.
Warehouse, distribution, office and industrial facilities in Perris, California; Eugene, Oregon; West Jordan, Utah and Tacoma, Washington	6,301	6,050	8,198	—	(1,845)	4,200	8,203	12,403	1,615	Feb. 2002	40 yrs.
Warehouse and distribution facilities in Charlotte and Lincolnton, North Carolina and Mauldin, South Carolina	8,127	1,860	12,852	—	1	1,860	12,853	14,713	2,505	Mar. 2002	40 yrs.
Warehouse and distribution facilities in Boe, Carpiquet, Mans, Vendin Le Vieil, Lieusaint, Lagnieu, Luneville and St. Germain de Puy, France	92,700	15,724	75,211	13,755	53,349	26,677	131,362	158,039	25,025	Mar. 2002	40 yrs.
Warehouse, distribution and office facilities in Davenport, Iowa and Bloomington, Minnesota	17,444	3,260	26,009	—	—	3,260	26,009	29,269	4,850	Jul. 2002	40 yrs.
Industrial facility in Gorinchem, Netherlands	6,612	2,374	3,864	—	2,673	3,440	5,471	8,911	1,025	Jul. 2002
Industrial facilities in Granite City, Illinois; Kendallville, Indiana and Clinton Township, Michigan	18,453	4,390	30,336	—	(1,022)	4,390	29,314	33,704	5,809	Aug. 2002	40 yrs.
Retail facilities in Lombard, Illinois and Fairfax, Virginia	12,076	13,226	18,248	—	(1,018)	13,226	17,230	30,456	1,582	Dec. 2006	33.6 yrs.
Retail facility in South Tulsa, Oklahoma	4,701	1,649	3,425	—	—	1,649	3,425	5,074	352	Dec. 2006	30 yrs.
Retail and warehouse and distribution facilities in Johnstown and Whitehall, Pennsylvania	4,153	2,115	15,945	—	(609)	2,115	15,336	17,451	1,560	Dec. 2006	30.3 yrs.
Warehouse and distribution facility in Dallas, Texas	3,504	323	6,784	—	—	323	6,784	7,107	597	Dec. 2006	30.8 yrs.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
at December 31, 2009
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period			Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (c)	Acquired	Computed
Real Estate Under Operating Leases (Continued):
Industrial facility in Shelburne, Vermont	1,876	955	2,919	—	—	955	2,919	3,874	294	Dec. 2006	30.6 yrs.
Industrial facilities in Fort Dodge, Indiana and Oconomowoc, Wisconsin	6,267	1,218	11,879	2,514	—	1,218	14,393	15,611	1,638	Dec. 2006	23.5 yrs.
Industrial facility in Aurora, Illinois	8,786	2,730	10,391	—	—	2,730	10,391	13,121	1,039	Dec. 2006	30.8 yrs.
Industrial facility in Houston, Texas	—	2,299	4,722	—	—	2,299	4,722	7,021	892	Dec. 2006	16.3 yrs.
Industrial, warehouse and distribution and office facilities in Waterloo, Wisconsin	—	922	16,824	—	(642)	922	16,182	17,104	2,454	Dec. 2006	20.3 yrs.
Industrial and warehouse and distribution facilities in Westfield, Massachusetts	6,457	1,106	9,952	—	—	1,106	9,952	11,058	886	Dec. 2006	34.7 yrs.
Industrial facility in Richmond, Missouri	5,630	530	6,505	—	—	530	6,505	7,035	576	Dec. 2006	34.8 yrs.
Retail facilities in Bourne, Sandwich and Chelmsford, Massachusetts	1,423	1,418	2,157	—	—	1,418	2,157	3,575	214	Dec. 2006	31.1 yrs.
Industrial facility in Carlsbad, California	4,763	2,618	4,880	—	—	2,618	4,880	7,498	488	Dec. 2006	30.8 yrs.
Fitness and recreational facility in Houston, Texas	3,745	1,613	3,398	—	—	1,613	3,398	5,011	353	Dec. 2006	29.7 yrs.
Theater in Hickory Creek, Texas	3,792	3,138	6,752	—	—	3,138	6,752	9,890	612	Dec. 2006	34 yrs.
Educational facilities in Chandler, Arizona; Fleming Island, Florida; Ackworth, Georgia; Hauppauge and Patchogue, New York; Sugar Land, Texas; Hampton, Virginia and Silverdale, Washington	5,926	4,312	9,963	—	(380)	4,312	9,583	13,895	1,001	Dec. 2006	29.6 yrs.
Industrial facility in Indianapolis, Indiana	1,822	1,035	6,594	—	—	1,035	6,594	7,629	689	Dec. 2006	29.5 yrs.
Warehouse and distribution facilities in Greenville, South Carolina	4,664	625	8,178	—	—	625	8,178	8,803	906	Dec. 2006	27.8 yrs.
Industrial and office facilities in San Diego, CA	35,350	7,247	29,098	—	—	7,247	29,098	36,345	3,281	Dec. 2006	40 yrs.

	$750,605	$221,102	$895,749	$126,599	$12,516	$228,279	$1,027,687	$1,255,966	$215,967

						Gross Amount at
				Costs Capitalized	Increase	which Carried
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of	Date
Description	Encumbrances (c)	Land	Buildings	Acquisition (a)	Investments (b)	Period Total	Acquired
Direct Financing Method:
Industrial facilities in Dallas and Greenville, Texas	$12,104	$460	$20,427	$—	$(3,192)	$17,695	Nov. 1999
Multiplex theater facility in Midlothian, Virginia	8,800	—	10,819	854	812	12,485	Sep. 1999
Office facility in Scottsdale, Arizona	13,341	—	25,415	—	—	25,415	Sep. 2000
Warehouse and distribution facility in Elk Grove Village, Illinois	1,487	—	4,172	4	(2,040)	2,136	Oct. 2000
Multiplex motion picture theater in Pensacola, Florida	6,875	—	4,112	2,541	—	6,653	Dec. 2000
Industrial and manufacturing facilities in Old Fort and Albemarie, North Carolina; Holmesville, Ohio and Springfield, Tennessee	7,062	2,961	24,474	20	(9,757)	17,698	Sep. 2001
Educational facility in Mooresville, North Carolina	5,389	1,600	9,276	130	(459)	10,547	Feb. 2002
Industrial facility in Ashburn Junction, Virginia (d)	—	4,683	15,116	—	—	19,799	Dec. 2006

	$55,058	$9,704	$113,811	$3,549	$(14,636)	$112,428

NOTES to SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
(in thousands)

(a)	Consists of the costs of improvements subsequent to purchase and acquisition costs, including legal fees, appraisal fees, title costs and other related professional fees.

(b)	The increase (decrease) in net investment was primarily due to (i) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (ii) sales of properties, (iii) impairment charges, (iv) changes in foreign currency exchange rates and (v) adjustments in connection with purchasing certain minority interests.

(c)	Reconciliation of real estate and accumulated depreciation (see below):

	Reconciliation of Real Estate Subject to
	Operating Leases
	December 31,
	2009	2008	2007
Balance at beginning of year	$1,275,775	$1,301,505	$1,291,598
Additions	2,921	527	17,524
Dispositions	(23,473)	(16,799)	(30,088)
Reclassification from equity investment, direct financing lease or funds held in escrow	45,734	—	—
Reclassification to assets held for sale	(11,421)	—	—
Impairment charges	(37,779)	—	—
Foreign currency translation adjustment	4,209	(9,458)	22,471

Balance at close of year	$1,255,966	$1,275,775	$1,301,505

	Reconciliation of Accumulated
	Depreciation
	December 31,
	2009	2008	2007
Balance at beginning of year	$188,739	$162,374	$137,262
Depreciation expense	29,614	29,527	29,085
Dispositions	(2,438)	(1,883)	(6,471)
Reclassification from equity investment	2,217	—	—
Reclassification to assets held for sale	(2,771)	—	—
Foreign currency translation adjustment	606	(1,279)	2,498

Balance at close of year	$215,967	$188,739	$162,374

At December 31, 2009, the aggregate cost of real estate, net of accumulated depreciation and accounted for as operating leases, owned by us and our consolidated subsidiaries for U.S. federal income tax purposes was $923.4 million.